Exhibit 107

Calculation of Filing Fee Tables

424B2
(Form Type)

Wells Fargo Commercial Mortgage Securities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Mortgage Backed Securities	BANK5 2023-5YR1, Commercial Mortgage Pass-Through Certificates, Series 2023-5YR1	457(s)	$829,928,000	100%	$829,928,000	0.00011020	$91,458.07
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$829,928,000		$91,458.07
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$0.00
(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-23-000491). The actual amount of the Registration Fee paid with the preliminary prospectus was $96,799.35, which was based on a then-anticipated Maximum Aggregate Offering Price of $878,397,000. The amount of the offering was ultimately reduced to $829,928,000 as reflected above. Accordingly, relative to the actual Maximum Aggregate Offering Price, there was an overpayment of Registration Fees in the amount of $5,341.28.

The prospectus to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $829,928,000.